Exhibit 99.2
AMENDMENT NO. 1
TO
VENDOR AGREEMENT
THIS AMENDMENT NO. 1 is dated as of the 22nd day of August, 2006 (“Effective Date”), and is attached to and made a part of the Vendor Agreement entered into effective as of August 7, 2006 (the “Agreement”), by and between AutoZone Parts, Inc. (“AutoZone”) and Motorcar Parts of America, Inc. (“MPA”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.
The parties hereby agree that the Agreement is hereby modified as follows with respect products sold to AutoZone under the Agreement which are listed by SKU on Exhibit A hereto or are added thereto by the written agreement of the parties (“Products”):
1.	a. Commencing August 28, 2006, in order to accommodate AutoZone’s tracking of cores for its internal record keeping processes, MPA agrees to bill AutoZone one cent ($0.01) for each core component (“Cores”) on Products. Prior to the execution of this Amendment, the parties had a previous $0.01 core program between February 7, 2005 until August 27, 2006 (the “Initial Reconciliation Period”). Upon completion of the Initial Reconciliation Period MPA and AutoZone will reconcile the number of Product core purchases versus the number of Product core returns during such Initial Reconciliation Period. At the end of each AutoZone fiscal quarter beginning with the quarter commencing August 27, 2006 (each such quarter a “Subsequent Reconciliation Quarter”), MPA and AutoZone will reconcile the number of Product core purchases versus the number of Product core returns based on the same data used to calculate the weekly invoices under the Agreement.

b. The parties agree that all Product cores which have been tracked at one cent ($0.01) prior to the execution of this Amendment shall remain valued at one cent ($0.01). In addition, cores related to any SKU’s newly introduced to the program shall also be valued at $.01.

c. Vendor agrees that all new SKU numbers set-up from Vendor on or after August 28, 2006, will be set up at $0.01 cost and be subject to this agreement.

d. Vendor agrees that any SKUs which are provided to AutoZone which are stocked in less than [ ] of AutoZone’s retail outlets shall not be Products. Vendor agrees if any SKUs referred to in the preceding sentence are thereafter stocked in [ ] or more of AutoZone’s retail outlets, such SKUs shall become Products. Upon such occurrence, Vendor shall provide AutoZone with a credit equal to the value of the cores relating to such SKUs minus one cent ($0.01) per core (the “Core Purchase Credit”). The Core Purchase Credit will be calculated based on the number of cores AutoZone has on hand at the time the cores related to such SKUs are converted to Products.

2.	a. If Core purchases exceed Core returns for the Initial Reconciliation Period, AutoZone will, within thirty (30) days of the Initial Reconciliation Period’s final core reconciliation, pay MPA an amount calculated as follows:
$[ ] multiplied by (the number of Product cores purchased during the Initial Reconciliation Period less the number of Product cores returned during the Initial Reconciliation Period).
If Core purchases are less than Core returns for the Initial Reconciliation Period, the parties agree that the number of excess Cores will be carried forward to the next fiscal quarter.

b. If Core purchases exceed Core returns for any Subsequent Reconciliation Quarter, AutoZone will, within thirty (30) days of the Subsequent Reconciliation Quarter’s final core reconciliation, pay MPA an amount calculated as follows:
$[ ] multiplied by (the number of Product cores purchased during the Subsequent Reconciliation Quarter less the number of Product cores returned during the Subsequent Reconciliation Quarter).

If Core purchases are less than Core returns for the Subsequent Reconciliation Quarter, the parties agree that the number of excess Core will be carried forward to the next Subsequent Reconciliation Quarter.

3.	Commencing on the Effective Date and continuing through August 30, 2008, AutoZone hereby appoints MPA, and MPA hereby accepts such appointment, as the exclusive supplier for the following starters and alternators in the indicated United States Distribution Centers (“DC”) only:

AutoZone DC	Items MPA will supply exclusively
•
•
•
•
•
•
•
•
AutoZone segments its offerings of its private label starters and alternators as good, better and best. AutoZone and MPA agree that MPA shall be the exclusive supplier of AutoZone’s private label starters and alternators in each of the segments and categories in the DCs to the extent as described above, throughout the term of this Addendum. Further, MPA shall have the right of first refusal to meet an offer to supply AutoZone with any additional AutoZone private label starter or alternator product lines introduced in the segments and categories in the DC’s to the extent described above during the term of this Addendum.

AutoZone and MPA agree to, upon request, discuss the realignment of the exclusivity granted under this Section 3. No realignment or adjustment to the exclusivity granted hereunder shall occur without mutual written agreement of the parties.

4.

5.

6.	The timing of payments shall be made in a manner agreed by the parties in the Vendor Agreement, which may include any other arrangements between the parties which the parties agree in writing are meant to amend or supplement the Vendor Agreement.

7.

8.

9.	This Amendment shall take precedence in the event any terms and conditions of the Agreement or Vendor Agreement conflicts herewith.

10.	Except as provided herein, all other terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed.
     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the ___ day of August, 2006.

AUTOZONE PARTS, INC.	MOTORCAR PARTS OF AMERICA, INC.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

By:

Name:

Title:

Date: